Exhibit 10.2

Termination of

Patent Purchase and Assignment Agreement

Dated as of July 19, 2022

This Termination of Patent Purchase and Assignment Agreement (this “Amendment”) is entered into as of the date first set forth above (the “Effective Termination Date”) by and between (i) CEN Biotech Inc., a corporation incorporated pursuant to the laws of Ontario, Canada (“Seller”), and (ii) Emergence Global Enterprises Inc., a corporation incorporated pursuant to the laws of British Columbia, Canada (the “Buyer”). Each of the Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Parties are the parties to that certain Patent Purchase and Assignment Agreement dated as of May 23, 2022, as amended by the Amendment No. 1 to Patent Purchase and Assignment Agreement dated as of July 14, 2022 (as so amended, the “Agreement”) and now desire to terminate the Agreement, and pursuant to Section 7.01(a) of the Agreement, the Agreement may be terminated by the mutual consent of the Parties;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

1.	Defined terms used herein without definition shall have the meanings set forth in the Agreement.

2.

Pursuant to the provisions of 7.01(a) of the Agreement, the Agreement is hereby terminated as of the Effective Termination Date and the Agreement shall hereafter be null and void and of no further force or effect, and each Party acknowledges and agrees that neither Party shall have any ongoing rights or obligations pursuant to the Agreement, provided that, notwithstanding the foregoing, Section 7.03 of the Agreement and such additional provisions as referenced therein shall survive this termination and continue in effect in accordance with their terms.

3.	This Termination shall be governed by, enforced, and construed under and in accordance with the Laws of British Columbia, without giving effect to the principles of conflicts of law thereunder.

4.

This Termination may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Termination as of the Effective Termination Date.

CEN Biotech Inc.

By:	/s/ Brian S. Payne
Name:	Brian S. Payne
Title:	Chief Executive Officer

Emergence Global Enterprises Inc.

By:	/s/ Joseph A. Byrne
Name:	Joseph A. Byrne
Title:	Chief Executive Officer

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